UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 22, 2011

Rogers International Raw Materials Fund, LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000- 51836	36-4368292
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Beeland Management Company, LLC, 141 West Jackson Blvd., Suite 1340A

Chicago, IL 60604

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (312) 264-4375

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06. Material Impairments.

On October 31, 2011, MF Global Holdings Ltd., the parent company of MG Global Inc., Registrant’s futures commission merchant, filed for bankruptcy under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court, Southern District of New York. On October 31, 2011, MF Global Inc. reported an unprecedented potential deficiency in customer segregated assets and the Securities and Exchange Commission and Commodity Futures Trading Commission determined that the most prudent course to protect customer accounts and assets would be an immediate SIPC-led liquidation of MF Global Inc. As of October 31, 2011, approximately $5.1 million (12.64%) of the Rogers International Raw Materials Fund, LP’s (the “Fund”) assets were held on deposit in customer segregated accounts at MF Global Inc. to support open futures positions. In a statement dated November 21, 2011, the Trustee for the liquidation of MF Global Inc. stated that he believes there is at least a $1.2 billion deficiency in customer segregated assets at MF Global Inc. Based on this estimate, and in compliance with generally accepted accounting principles, Beeland Management Company, LLC determined that the Rogers International Raw Materials Fund, LP take a loss of 2.78% of the Fund’s total net assets, representing the Fund’s pro rata share of the Trustee’s estimated deficiency in customer segregated assets at MF Global Inc. This loss will be reflected in October 2011 performance for the Fund. At the time of this filing, Beeland Management Company, LLC does not anticipate that the Fund will be exposed to any future losses as a result of any deficiency in customer segregated assets at MF Global, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROGERS INTERNATIONAL RAW MATERIALS FUND, LP

	By:	BEELAND MANAGEMENT COMPANY, LLC
Managing Member

Date: November 30, 2011	By:	/s/ Allen D. Goodman
Allen D. Goodman
Chief Financial Officer

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